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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Announces $0.24 Earnings Per Share from Continuing Operations

        Chesterfield, MO - April 24, 2003 - Insituform Technologies, Inc. (NASDAQ National Market: INSU) (the "Company") today announced results for the quarter ended March 31, 2003.
        Consolidated revenues from continuing operations were $123.3 million for the three months ended March 31, 2003, a 10.9% increase compared to $111.2 million in revenues in the first quarter of 2002. Consolidated income from continuing operations was $6.4 million, or $0.24 per diluted share, an increase of 7.6% compared to $5.9 million, or $0.22 per diluted share, in the first three months of the prior year. Included in the results from continuing operations was a one-time non-operating gain of $0.6 million, or $0.02 per diluted share, from the settlement of claims against the former owners of Kinsel Industries. Including discontinued operations, net income for the first quarter of 2003 was $6.6 million, or $0.25 per diluted share, an increase of 54% compared to net income in the first quarter of 2002 of $4.3 million, or $0.16 per diluted share. Included in income from discontinued operations and net income was a $0.7 million net gain associated with the settlement of claims between the Company, the former Kinsel owners and the purchasers of the wastewater treatment plant operations acquired from Kinsel.
        Commenting, Anthony W. (Tony) Hooper, Chairman and CEO of the Company, stated, "We are pleased that earnings growth was in line with our guidance. We were impacted in the quarter by unexpected costs to complete a contract in the Elmore division of our tunneling business and to exit unprofitable rehabilitation contracts in New York. Elmore and two of our rehabilitation units experienced low loading. Some rehabilitation units and tunneling, excluding Elmore, performed very well.
        "Our claims against the former owners of Kinsel Industries and claims by the purchasers of the former Kinsel wastewater treatment business against us were settled through negotiations, which puts this behind us.
        "During the first quarter of 2003, bidding activity in domestic rehabilitation was up slightly from last year but not enough to indicate any trend. Tunneling projects continued to see slippage in the bidding dates. One of our joint ventures was the low bidder on a tunneling project in which our portion was over $100 million. The owner withdrew the project and plans to reissue in the second quarter as part of a larger package.


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        "We drew total backlog down about 8% during the quarter. Rehabilitation bidding activity was stronger in March and much stronger in April, and our success rate has been high. In Elmore, we booked a small tunneling project at the end of March. We have seen more success in booking orders combining two or more of our trenchless rehabilitation technologies.
        "Our focus on cost control continued, and our overhead ratio continues to come down. As of today, we have largely completed the cost reduction plans announced last year, with many of the reductions in force occurring in March and April. While we will continue to press on costs, we have no plans for additional large reductions in force and do not intend to cut production capacity.
        "For continuing operations, our operating cash flow was excellent in the quarter at almost twice net income. Cash on hand increased 10.6% to $83 million. Return on sales and return on equity were both up compared to both the first quarter last year and the full year. A new $75 million line of credit was concluded in March 2003 that replaces our prior facility. In April, we completed a $65 million private placement of Senior Notes at 5.29% interest that improves our already strong liquidity.
        "As we look at the second quarter, we have concerns about low backlog in two domestic rehabilitation operations and Elmore. Earnings in this quarter will depend heavily on the rate of release of work from existing customers and the closeout of Elmore projects. These are difficult to predict, which leads us to believe that the range of earnings from continuing operations for the second quarter will be from $0.02 below last year to $0.02 above.
        "We are hopeful that the stronger bidding activity in rehabilitation will continue through this quarter and that significant tunneling projects will come to market. There is uncertainty about municipal budgets in the next fiscal year, which makes the value and timing of new projects in the second half more difficult to predict. The opportunities are there for us to meet our original projection of 5-10% income growth for 2003, but the timing of orders is the issue."
        Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

        This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those

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projected. Factors that could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.



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                          INSITUFORM TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                     For the Three Months
                                                        Ended March 31,
                                                        2003      2002
     Revenues                                         $123,348  $111,176
     Cost of revenues                                   95,079    82,287
     Gross profit                                       28,269    28,889
     Selling, general and administrative expenses       17,083    17,673
     Operating income                                   11,186    11,216
     Other expense:
       Interest expense                                 (1,197)   (2,189)
       Other income                                        431       451
     Total other expense                                  (766)   (1,738)
     Income before taxes on income                      10,420     9,478
     Taxes on income                                     4,064     3,696
     Income before minority interests and
       equity in earnings                                6,356     5,782
     Minority interests in net income                      (30)      (31)
     Equity in earnings of affiliated companies             25       154
     Income from continuing operations                  $6,351    $5,905
     Income (loss) from discontinued operations            276    (1,602)

     Net income                                         $6,627    $4,303

     Earnings per share:
       Basic:
         Income from continuing operations               $0.24     $0.22
         Income (loss) from discontinued operations      $0.01    ($0.06)
         Net income                                      $0.25     $0.16
       Diluted:
         Income from continuing operations               $0.24     $0.22
         Income (loss) from discontinued operations      $0.01    ($0.06)
         Net income                                      $0.25     $0.16
     Weighted average common shares                     26,530    26,554
     Weighted average common and equivalent shares      26,576    26,842


     SEGMENT DATA
     Revenues
       Rehabilitation                                  $92,367   $91,442
       Tunneling                                        25,585    15,176
       Tite Liner(R)                                     5,396     4,558
     Total revenues                                   $123,348  $111,176



     Gross profit
       Rehabilitation                                  $23,468   $24,307
       Tunneling                                         3,161     3,051
       Tite Liner(R)                                     1,640     1,531
     Total gross profit                                $28,269   $28,889

     Operating income
       Rehabilitation                                   $8,814    $8,608
       Tunneling                                         1,441     1,866
       Tite Liner(R)                                       931       742
     Total operating income                            $11,186   $11,216



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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                          March 31, 2003   December 31, 2002
     ASSETS
      CURRENT ASSETS
       Cash and cash equivalents            $83,371            $75,386
       Receivables, net                      91,519             82,962
       Retainage                             24,651             23,726
       Costs and estimated earnings
         in excess of billings               29,397             36,680
       Inventories                           12,276             12,402
       Prepaid expenses and other             8,358             13,586
       Assets held for disposal               5,359              7,909
      TOTAL CURRENT ASSETS                  254,931            252,651
      PROPERTY AND EQUIPMENT, net            69,604             71,579
      OTHER ASSETS                          148,255            148,783

     TOTAL ASSETS                          $472,790           $473,013

     LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
       Current maturities of
         long-term debt and notes
         payable                            $58,540            $49,360
       Accounts payable and accrued
         expenses                            71,110             69,776
       Billings in excess of costs
         and estimated earnings               5,431              5,992
       Liabilities related to
         discontinued operations              4,628              3,293
      TOTAL CURRENT LIABILITIES             139,709            128,421
      LONG-TERM DEBT, less current
         maturities                          50,912             67,014
      OTHER LIABILITIES                       3,936              3,530
      TOTAL LIABILITIES                     194,557            198,965
      MINORITY INTEREST                       1,458              1,430
      STOCKHOLDERS' EQUITY                  276,775            272,618

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                $472,790           $473,013



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                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                       For the Three Months
                                                          Ended March 31,
                                                          2003      2002
     Cash flow from operating activities:
     Net income                                           $6,627    $4,303
       Loss (income) from discontinued operations           (276)    1,602
     Income from continuing operations                     6,351     5,905
     Adjustments to reconcile net income
       to cash provided by operating activities:
       Depreciation                                        3,339     3,342
       Amortization                                          319       358
       Other                                                (167)      884
       Deferred income taxes                                  10        48
     Changes in operating assets and
       liabilities, net of assets acquired:
       Receivables, including costs and estimated
         earnings in excess of billings                   (2,197)   (2,765)
       Inventories                                           125        86
       Prepaid expenses and other assets                   3,266      (726)
       Accounts payable and accrued expenses               2,477      (916)
     Total changes in operating assets and
       liabilities, net of assets acquired                 3,671    (4,321)
     Net cash provided by operating
       activities of continuing operations                13,523     6,216
     Net cash provided (used) by operating
       activities of discontinued operations               1,140      (337)
     Net cash provided by operating activities            14,663     5,879
     Cash flow from investing activities:
       Capital expenditures                               (2,138)   (5,499)
       Proceeds from sale of fixed assets                    746     1,200
       Cash from sale of business                              -     1,515
       Other investing activities                            800         2
     Net cash used in investing activities                  (592)   (2,782)
     Cash flow from financing activities:
       Proceeds from issuance of common stock                 91       492
       Purchases of treasury stock                        (1,425)   (2,199)
       Repayments of long-term debt                      (18,652)  (17,189)
       Increase (decrease) in notes payable               14,516       (76)
     Net cash used in financing activities                (5,470)  (18,972)
     Effect of exchange rate changes on cash                (616)     (262)
     Net decrease in cash and cash
       equivalents for the period                          7,985   (16,137)
     Cash and cash equivalents,
       beginning of period                                75,386    74,649
     Cash and cash equivalents, end of period             83,371    58,512



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     CONTACT:  Insituform Technologies, Inc.
               Joseph A. White, Vice President and CFO
               (636) 530-8000